SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934


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                    Chiquita Brands International, Inc.
              _________________________________________

______________________________________________________________________
             (Name of Registrant as Specified in its Charter)

______________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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
                   CHIQUITA BRANDS INTERNATIONAL, INC.

                           Chiquita Center
                        250 East Fifth Street
                       Cincinnati, Ohio 45202
                   ___________________________________

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ___________________________________

                    To Be Held Wednesday, May 12, 1999

Dear Shareholder:

     It is my pleasure to invite you to attend the 1999 Annual Meeting of Shareholders of Chiquita Brands International, Inc. The meeting will be held in the Continental Room of the Omni Netherland Plaza, 35 West Fifth Street, Cincinnati, Ohio at 10:00 a.m. on Wednesday, May 12, 1999. At the meeting, you will be asked to:

     (1)  Elect seven directors; and

     (2) Consider any other matters that may properly be brought before the meeting.

     Your vote is important. Whether you plan to attend the meeting or not, please complete, date, sign and promptly return the enclosed proxy card in the envelope provided.

     We look forward to seeing you at the meeting.

                                        Sincerely,


                                        Carl H. Lindner
                                        Chairman of the Board and
                                         Chief Executive Officer
Cincinnati, Ohio
April 12, 1999

To ensure that your shares are voted at the meeting, please vote, sign, date and promptly return the enclosed proxy card in the envelope provided. Proxies may be revoked any time prior to the meeting by giving a later dated proxy, or by attending the meeting and voting in person.

                       TABLE OF CONTENTS

INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE . . . . . . . . . 1

INFORMATION ABOUT CHIQUITA'S  PRINCIPAL SHAREHOLDERS . . . . . . . . . 4

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . 5

ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . 6

INFORMATION ABOUT THE BOARD OF DIRECTORS . . . . . . . . . . . . . . . 8

COMPENSATION OF EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . 10

SUMMARY COMPENSATION TABLE . . . . . . . . . . . . . . . . . . . . . . 10

OPTION GRANTS FOR 1998 . . . . . . . . . . . . . . . . . . . . . . . . 12

AGGREGATE OPTION EXERCISES IN 1998 AND 1998 YEAR-END
   OPTION VALUES . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

LONG-TERM INCENTIVE PLAN AWARDS FOR 1998 . . . . . . . . . . . . . . . 14

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION . . . . . . 14

COMMON STOCK PERFORMANCE GRAPHS. . . . . . . . . . . . . . . . . . . . 19

OTHER INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 20

                  ____________________________________

                            PROXY STATEMENT

                   CHIQUITA BRANDS INTERNATIONAL, INC.
                      Annual Meeting of Shareholders
                              May 12, 1999
                  ____________________________________

          INFORMATION ABOUT THE MEETING, VOTING AND  ATTENDANCE

      We are sending you this proxy statement and the enclosed proxy card because Chiquita's Board of Directors is soliciting your proxy
to vote your shares at the 1999 Annual Meeting.   At the meeting,
shareholders will be asked to elect seven directors and transact any other business that may properly come before the meeting. You are invited to attend the meeting and vote your shares directly. However, you do not need to attend the meeting to vote. Instead, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. You may do this by completing, signing and returning the enclosed proxy card in the envelope provided.

      We began mailing these proxy materials to shareholders on or about April 12, 1999.

Who Can Vote

      Only holders of record of Chiquita's voting securities at the close of business on March 19, 1999 (the "Record Date") are entitled to vote at the meeting. Chiquita has two classes of voting securities which will vote together as a single class on all matters submitted to a vote at the Annual Meeting. The two classes are the Common Stock, $.01 par value ("Common Stock"), and the $2.50 Convertible Preference Stock, Series C, without par value ("Series C
Preference Stock").   On the Record Date, there were 65,723,966
shares of Common Stock and 84,371 shares of Series C Preference Stock outstanding and entitled to vote. Each share of Common Stock or Series C Preference Stock that you own as of the Record Date entitles you to one vote on each matter to be voted on at the meeting.

Quorum Requirement

      A quorum of shareholders is necessary to hold a valid meeting. If the holders of a majority of the shares entitled to vote at the meeting are present in person or by proxy, a quorum will exist. Abstentions, broker non-votes and votes withheld from director nominees count as shares present at the meeting for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for another person votes on some proposals on the proxy card but not on others because the nominee has not received voting instructions from the owner of the shares and, under the New York Stock Exchange rules, the nominee lacks discretionary authority to vote on all of the proposals.

How to Vote Your Shares

      You can vote on matters presented at the Annual Meeting in two ways:

      * By Proxy -- You can vote by signing, dating and returning the enclosed proxy card. If you do this, the persons named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify on your proxy card whether your shares should be voted for all, some or none of the nominees for director. If you sign the card but do not indicate specific choices, your shares will be voted "FOR" the election of all seven nominees for director.

        If any other matter is properly presented at the Annual Meeting for consideration, your proxies will vote in accordance with their best judgment. When this proxy statement was printed, we were not aware of any matter which needs to be acted on at the meeting other than as described in this proxy statement.

      * In Person -- You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

How to Revoke Your Proxy

      If you send in a proxy card and later want to revoke it, you may do so any time before the polls are closed and the votes are tabulated at the meeting. There are three ways to revoke your proxy. You may:

      (1)  send in another proxy card with a later date; or
      (2) notify Chiquita's Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or
      (3)  vote in person at the Annual Meeting.

How to Vote Shares in the Dividend Reinvestment Plan

      If you participate in the Chiquita Dividend Reinvestment Plan (the "DRIP"), you will vote your shares in the DRIP on the same proxy card you receive to vote the shares registered in your name individually. If you do not sign and return your proxy card, neither your DRIP shares nor your individually-owned shares will be voted.

How to Vote Shares Held in Employee Benefit Plans

      If you hold Chiquita Common Stock in one of the Company's employee benefit plans, you cannot vote your shares directly. The Trustees for the plans must vote all shares held in the plans as described below.

Chiquita Savings and Investment Plan

      If you participate in the Chiquita Savings and Investment Plan (the "SIP"), the Trustee for the SIP will send you a voting instruction card. This card will indicate the number of shares of Chiquita Common Stock credited to your account in the SIP as of the Record Date.

      * If you sign and return the card, the Trustee will vote the shares as you have directed.
      * If you do not sign and return the card, the Trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the SIP.

Chiquita Associate Stock Purchase Plan or
Friday Canning Corporation 401(k) Savings Plan

      If you participate in either the Chiquita Associate Stock
Purchase Plan or the Friday Canning Corporation 401(k) Savings Plan, you will receive a voting instruction card from the Trustee for your plan.

      * If you sign and return the card, the Trustee will vote the shares as you have directed.
      * If you do not sign and return the card, your shares will not be voted by the Trustee.

Method and Cost of Soliciting Proxies

      Chiquita will pay all costs of soliciting proxies and will reimburse brokers, custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to the beneficial owners of shares held by such persons. Proxies will be solicited by Chiquita's management, without additional compensation, through the mail, in person, or by telephone or facsimile. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals and obtain authority to execute proxies on their behalf. We have also retained Shareholder Communications Corporation, a proxy solicitation firm, to assist us in the distribution and solicitation of proxies. We have agreed to pay them a fee of $5,000 plus out-of-pocket expenses.

Admission to the Meeting

      Admission to the meeting will be limited to Chiquita shareholders or their authorized representatives by proxy. If your shares are registered in your name, we will verify your ownership at the meeting in the Company's list of shareholders as of the Record Date. If your shares are held through a broker or a bank, you must bring proof of your ownership of the shares. For example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date will suffice. You may also send proof of ownership to the Corporate Secretary, Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 prior to the meeting and we will send you an admittance card.

              INFORMATION ABOUT CHIQUITA'S PRINCIPAL SHAREHOLDERS

      The following table lists the only persons who were known to be beneficial owners of five percent or more of Chiquita's outstanding voting securities as of the Record Date.


     Name and Address of         Class of    Amount and Nature of  Percent
     Beneficial Owner(1)          Shares     Beneficial Ownership  of Class
_____________________________  ____________  ____________________  ________

Carl H. Lindner,               Common Stock     26,137,986(2)      39.7%
Carl H. Lindner III,
S. Craig Lindner,
Keith E. Lindner and
American Financial Group, Inc.
  and its subsidiaries ("AFG")
One East Fourth Street
Cincinnati, Ohio  45202

(1) "Beneficial ownership" is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, shares are "beneficially owned" if you: (a) hold them directly or indirectly (through a broker or other relationship, through a position as a director or trustee, or by contract or understanding), or (b) have or share the power to vote the shares or sell them, or (c) have the right to acquire the shares within 60 days.

(2) Of this amount, 23,996,295 shares are owned by AFG; 2,125,943 shares are owned by Carl H. Lindner individually or in a trust for the benefit of his family (including 14,400 shares which Mr. Lindner has the right to acquire pursuant to vested stock options); and 15,748 shares are owned individually by Keith E. Lindner. Carl H. Lindner, Carl H. Lindner III,
     S. Craig Lindner, Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family") are considered to be the beneficial owners of the Chiquita shares owned by AFG. The Lindner Family beneficially owns approximately 44% of AFG's common stock and shares with AFG the power to vote and dispose of the Chiquita Common Stock owned by AFG. AFG and the Lindner Family may be deemed to be controlling persons of Chiquita.

     We have been informed that AFG intends to vote its shares "FOR" all of the Board's nominees for director.

           SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Chiquita stock beneficially owned as of the Record Date by each current director and nominee, by each executive officer named in the Summary Compensation Table on page 10 and by all directors and executive officers as a group.


                            Amount and Nature of Benficial Ownership
                          _____________________________________________
                                Common Stock         Series A Shares(1)
                          _________________________  __________________
                                           Percent            Percent
Name of Beneficial Owner    Shares(2)(3)   of Class  Shares   of Class
________________________  _______________  ________  ______   ________
Anthony D. Battaglia            64,077(4)      *
Robert F. Kistinger            348,922         *
Carl H. Lindner             26,122,238(5)    39.7%
Keith E. Lindner            24,012,043(5)    36.5%
Robert W. Olson                 47,010         *
Fred J. Runk                   142,593         *
Jean Head Sisco                 44,790         *
William W. Verity               18,900         *
Oliver W. Waddell               20,200         *
Steven G. Warshaw              314,987         *       100        *
All directors and executive
  officers as a group
  (14 persons)              27,458,731(6)    41.1%     100        *

*Less than 1% of outstanding shares.

(1) Refers to the Company's $2.875 Non-Voting Cumulative Preferred Stock, Series A.

(2) Unless otherwise noted, each person has full voting and investment power over the shares listed.

(3) Includes shares that may be acquired through the exercise of stock options within 60 days of the Record Date in the following amounts:
    Anthony D. Battaglia, 44,974 shares; Robert F. Kistinger, 340,030 shares; Carl H. Lindner, 14,400 shares; Robert W. Olson, 41,850 shares; Fred J. Runk, 19,800 shares; Jean Head Sisco, 29,790 shares; William W. Verity, 18,900 shares; Oliver W. Waddell, 16,200 shares; Steven G. Warshaw, 298,800 shares; and all directors and executive officers as a group, 1,066,036 shares.

(4) Includes 5,000 shares owned by Mr. Battaglia's spouse.

(5) Includes 23,996,295 shares of Chiquita Common Stock held by AFG and its subsidiaries. Carl H. Lindner beneficially owns 2,964,566 shares (5.0%) of AFG's outstanding common stock; and Keith E. Lindner beneficially owns 7,055,416 shares (11.8%) of AFG's outstanding common stock (which includes 244,545 shares that may be acquired through the exercise of stock options). See "Information About Chiquita's Principal Shareholders."

(6) The 23,996,295 shares of Chiquita Common Stock held by AFG which is included in the holdings of both Carl H. Lindner and Keith E. Lindner (as described in footnote 5 above) are counted only once in the total number of shares of Common Stock owned by all directors and executive officers as a group.

    In addition to the AFG common stock owned by Carl H. Lindner and Keith E. Lindner (as described in footnote 5 of the above table), directors and executive officers of the Company owned as of the Record Date, or had the right to acquire within 60 days after the Record Date through the exercise of stock options, shares of AFG common stock as follows: Robert W. Olson, 78,376 shares; Fred J. Runk, 277,532 shares; and Steven G. Warshaw, 612 shares (the ownership of each of such persons represents less than 1% of the outstanding common stock of AFG). All directors and executive officers of Chiquita as a group owned or had the right to acquire 10,376,502 shares of AFG common stock, which represents 17.3% of AFG's total outstanding shares. Additionally, Fred J. Runk owned 5,828 shares of Series J Preferred Stock of American Financial Corporation ("AFC"), a subsidiary of AFG, which represents less than 1% of the outstanding shares of AFC's Series J Preferred Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Company's equity securities to file forms with the SEC and the New York Stock Exchange to report their ownership and any changes in their ownership of the Company's securities. These persons must also provide the Company with copies of these reports when filed. Based on a review of copies of those forms, our records, and written representations from our directors and executive officers that no other reports were required, Chiquita believes that all Section 16(a) filing requirements were complied with during and for 1998.

                          ELECTION OF DIRECTORS

      The Board of Directors has nominated all seven current directors of the Company for re-election at the Annual Meeting. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected. We are not aware of any reason why any nominee would be unable to serve as a director if elected. However, if any nominee should become unable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting. No shareholder may vote for more than seven nominees.

Information About Nominees For Director

      The seven nominees for re-election as a director are as follows:

      Carl H. Lindner (Chairman of the Executive Committee) has been a director since 1976. He has been Chairman of the Board and Chief Executive Officer of the Company since 1984. He is also Chairman of the Board and Chief Executive Officer of AFG which, through its subsidiaries, is engaged primarily in property and casualty insurance businesses and in the sale of annuities and life insurance. For 40 years, Mr. Lindner has been Chairman of the Board and Chief Executive Officer of AFC, which became an AFG subsidiary in 1995. Mr. Lindner also serves as Chairman of the Board of American Annuity Group, Inc. ("AAG"), which is over 80% owned by AFG. Age 79.

      Keith E. Lindner (Member of the Executive Committee) has been a director since 1984. He has been Vice Chairman of the Board since 1997 and was President and Chief Operating Officer of the Company from 1989 to 1997. He has served the Company in various executive capacities since 1984. He is also Co-President and Director of AFG and AFC. Age 39.

      Fred J. Runk has been a director since 1984. He has been Senior Vice President and Treasurer of AFG and AFC since 1995. For more than five years prior to that time, he served as Vice President and Treasurer of AFC. He was a Vice President of the Company from 1984 to 1996 and was its Chief Financial Officer from 1984 to 1994. Age 56.

      Jean Head Sisco (Chairman of the Audit Committee and Member of the Compensation Committee) has been a director since 1976. She has been a Partner in Sisco Associates, management consultants, for more than five years. She is also a director of American Funds Tax Exempt Series I; K-Tron International; The Neiman Marcus Group, Inc.; Newmont Mining Corp.; Socrates Technologies Corporation; and Textron Inc. Age 73.

      William W. Verity (Member of the Audit and Compensation Committees) has been a director since 1994. He has been Chairman and Chief Executive Officer of ENCOR Holdings, Inc., a developer and manufacturer of plastic molded components ("ENCOR") since 1991. ENCOR is a subsidiary of Leaver Corp., an investment holding company. Mr. Verity served as President of Leaver Corp. from 1987 through 1993 and is currently its Chairman. Age 40.

      Oliver W. Waddell (Member of the Audit and Compensation Committees) has been a director since 1994. He was Chairman, President and Chief Executive Officer of Star Banc Corporation, a multi-state bank holding company, when he retired in 1993. He is a director of Firstar Corporation and Cinergy Corp. Age 68.

      Steven G. Warshaw (Member of the Executive Committee) has been a director since 1997. He has been President and Chief Operating Officer of the Company since 1997. He served as Chief Financial Officer from 1994 to March 1998 and as Executive Vice President and Chief Administrative Officer of the Company from 1990 to 1997. He has served the Company in various capacities since 1986. Age 45.

      Carl H. Lindner is Keith E. Lindner's father.

Vote Required to Elect Directors

      The seven nominees who receive the highest number of votes cast will be elected as directors. If you do not vote for a particular nominee, or if you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee; however, your vote will be counted for purposes of determining a quorum. A "broker non-vote" will have no effect on the outcome since only votes actually cast may be counted in the election of directors. There is no provision for cumulative voting in the election of directors.


            INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings of the Board

      During 1998, Chiquita's Board of Directors held four meetings and took action by unanimous written consent three times. Each director attended at least 75% of the total number of meetings of the Board and of the committees on which he or she served.

Committees of the Board

      Chiquita's Board of Directors has three standing committees: an Executive Committee, an Audit Committee and a Compensation
Committee.  The Board does not have a Nominating Committee.

      Executive Committee. Under New Jersey law and the Company's By-laws, the Executive Committee is permitted to perform all of the functions of the Board of Directors except for the following: changing the By-laws; changing directors; removing officers; submitting matters to shareholders for their approval; or changing resolutions adopted by the Board which by their terms may be amended only by the Board. During 1998, the Executive Committee held no meetings but took action by unanimous written consent ten times.

      Audit Committee. The functions of the Audit Committee include:

      * reviewing Chiquita's financial and accounting policies and its annual and quarterly financial statements;
      * meeting with the Company's internal audit staff and independent auditors to review the scope of the annual audit;
      * reviewing the progress and results of the annual audit and considering any recommendations made as a result of the audit and management's response to such recommendations; and
      * recommending to the Board of Directors the selection of Chiquita's independent auditors.

    During 1998, the Audit Committee held five meetings with members of the Company's management and internal audit staff and met with the Company's independent auditors at four of those meetings.

    Compensation Committee.  The functions of the Compensation
Committee include:

      * evaluating the performance and reviewing and approving all compensation of the Company's executive officers and certain other designated senior executives;
      * establishing general compensation policies and standards for evaluation of all other senior management;
      * evaluating and monitoring long-range planning for executive development and succession; and
      * administering the Company's stock option and incentive plans.

    During 1998, the Compensation Committee held three meetings.

Compensation of the Board

     Board and Committee Fees. Each director who is not an employee of the Company receives an annual fee of $40,000 plus $1,500 for each Board meeting attended. Carl H. Lindner does not receive Board fees, but does receive $15,000 per year as Chairman of the Executive Committee. Jean Head Sisco receives $15,000 per year as Chairman of the Audit Committee and $7,500 per year as a member of the Compensation Committee. William W. Verity and Oliver W. Waddell each receive $15,000 per year as members of both the Audit and Compensation Committees.

     Deferred Compensation Plan. Directors may defer from 10% to 100% of their Board compensation for a term of 5 years, 10 years or until death, disability or retirement, pursuant to the Deferred Compensation Plan for Directors. Amounts deferred under this plan earn interest at rates established each year depending upon the length of deferral. The annual rate of interest earned on deferrals in 1998 was 11% if deferred for 5 years and 13% if deferred for 10 years or until death, disability or retirement.

     Stock Option Awards. Under the Company's 1998 Stock Option and Incentive Plan, each non-employee director receives a non-qualified stock option grant for 10,000 shares of the Company's Common Stock on the date he or she is first elected a director and receives an additional stock option grant for 10,000 shares each year thereafter so long as he or she continues to serve on the Board. All options awarded to non-employee directors have an exercise price per share equal to the market price of the Common Stock on the date of grant. The options have a 20-year term and vest over a 10-year period, with 9% of the shares exercisable on the date of grant and an additional 9% exercisable on each anniversary of the grant date, except on the tenth anniversary when the remaining 10% become exercisable.


               COMPENSATION OF EXECUTIVE OFFICERS

Summary Information

     The following table summarizes the annual and long-term compensation of Chiquita's Chairman of the Board and Chief Executive Officer, the Vice Chairman of the Board and the four most highly paid other executive officers during 1998 (collectively referred to as the "Named Executive Officers") for the years 1998, 1997 and 1996. The Compensation Committee's Report on Executive Compensation begins on page 14 of this proxy statement.


                        SUMMARY COMPENSATION TABLE
                        __________________________

                                       Annual Compensation                    Long-Term Compensation
                          ___________________________________________  ____________________________________
                                                                                   Securities
                                                                       Restricted  Underlying
                                                         Other Annual    Stock       Stock      All Other
Name and                                        Bonus    Compensation    Awards     Options    Compensation
Principal Position        Year  Salary($)(1)  ($)(1)(2)  ($)(3)          ($)(4)      (#)(2)       ($)(5)
______________________    ____  ____________  _________  ____________  __________  __________  ____________

Carl H. Lindner           1998  115,000(6)       -0-          -0-          -0-         -0-          3,012
 Chairman of the Board    1997  215,000(6)       -0-          -0-          -0-         -0-          3,012
 and Chief Executive      1996  215,000(6)       -0-          -0-          -0-         -0-          4,527
 Officer

Keith E. Lindner          1998  100,000          -0-          -0-          -0-         -0-         16,036
 Vice Chairman of the     1997  380,769          -0-          -0-          -0-         -0-         21,881
 Board                    1996  900,000          -0-          -0-          -0-         -0-         20,698

Steven G. Warshaw         1998  600,000        725,000        -0-          -0-        80,000       58,574
 President and Chief      1997  600,000        550,000        -0-          -0-       280,000       42,383
 Operating Officer        1996  350,000        530,000        -0-          -0-        80,000       27,809

Robert F. Kistinger       1998  450,000        425,000        -0-          -0-        50,000       83,521
 President and Chief      1997  414,808(7)     350,000        -0-         50,000(8)  130,000       77,884
 Operating Officer,       1996  300,000        400,000        -0-          -0-       195,000       38,417
 Chiquita Banana
 Group

Anthony D. Battaglia (9)  1998  300,000        275,000        1,379        -0-        40,000       32,315
 President, Diversified
 Foods Group

Robert W. Olson           1998  250,000        260,000        2,806        -0-        30,000       39,995
 Senior Vice President,   1997  250,000        200,000        -0-        100,000(8)   30,000       32,406
 General Counsel and      1996  250,000        175,000        -0-          -0-        25,000       21,260
 Secretary

(1) Includes amounts deferred under the Company's Deferred Compensation
    Plan.

(2) Bonuses and stock option grants reported for 1998 were based on 1998 performance even though they were awarded in 1999.

(3) Amount of gross-up to reimburse the payment of taxes.

(4) As of December 31, 1998, the total number of shares and the market value of the aggregate restricted stock holdings of the Named Executive Officers were as follows: Robert F. Kistinger, 3,875 shares valued at $36,813; Anthony D. Battaglia, 11,623 shares valued at $110,419; and Robert W. Olson, 7,749 shares valued at $73,616. Market value was calculated based on a price of $9.50 per share, which is the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange Composite Tape on December 31, 1998.

(5) Amounts disclosed for 1998 consist of the following:

    (a) Company contributions to the Chiquita Savings and Investment Plan ("SIP"): Keith E. Lindner, $10,500; Steven G. Warshaw, $12,960; Robert F. Kistinger, $13,893; Anthony D. Battaglia, $15,133; and Robert W. Olson, $12,960.

    (b) Company matching contributions on excess deferrals from the SIP to the Deferred Compensation Plan as a result of IRS limitations on the amount which can be deferred under a 401(k) savings plan:
        Steven G. Warshaw, $14,853; Robert F. Kistinger, $23,490; and Robert W. Olson, $5,265.

    (c) Above market interest (assuming the highest rate payable under the Company's Deferred Compensation Plan, which has a graduated interest schedule based upon the length of deferral) calculated (but not paid or currently payable) on deferred compensation:
        Keith E. Lindner, $5,416; Steven G. Warshaw, $24,227; Robert F. Kistinger, $45,808; Anthony D. Battaglia, $16,558; and Robert W. Olson, $17,939.

    (d) Term life insurance premiums paid by the Company: Carl H. Lindner, $3,012; Keith E. Lindner, $120; Steven G. Warshaw, $6,534;
        Robert F. Kistinger, $330; Anthony D. Battaglia, $624; and Robert W. Olson, $3,831.

(6) Includes $15,000 received as Chairman of the Executive Committee.

(7) Annual salary was increased to $450,000 during the year in connection with Mr. Kistinger's promotion to his current position.

(8) Value determined as of the date of grant. Each award is contingent upon the recipient remaining employed by Chiquita through February 2000. The recipient is not entitled to receive dividends or vote the shares prior to their vesting.

(9) Anthony D. Battaglia became an executive officer of the Company in 1998; therefore, information for 1997 and 1996 is not presented.

Stock Option Grants

     The following table contains information concerning grants of stock options to the Named Executive Officers based on their performance in 1998.


                         OPTION GRANTS FOR 1998

                                           Individual Grants
                      _______________________________________________________
                         Number of      % of Total
                        Securities       Options                               Grant Date
                        Underlying      Granted to    Exercise or               Present
                      Options Granted  Employees for  Base Price   Expiration    Value
        Name              (#)(1)           1998       ($/Sh)(2)      Date(3)     ($)(4)
____________________  _______________  _____________  __________   __________  __________

Carl H. Lindner             -0-              -             -           -            -
Keith E. Lindner            -0-              -             -           -            -
Steven G. Warshaw          80,000           3.2%        9.3438       2/3/19      185,000
Robert F. Kistinger        50,000           2.0%        9.3438       2/3/19      115,000
Anthony D. Battaglia       40,000           1.6%        9.3438       2/3/19       90,000
Robert W. Olson            30,000           1.2%        9.3438       2/3/19       70,000


(1) All options vest over a 10-year period with 9% immediately exercisable on the date of grant and an additional 9% exercisable on each anniversary of the grant date until the tenth anniversary when the remaining 10% will be exercisable. In the event of death, disability or retirement, options are fully exercisable by the optionee or the optionee's legal representative for one year following the event or until the normal expiration date of the option, whichever occurs first. Options also become fully exercisable in the event of a "change of control" of the Company, as defined in the Company's stock option plans.

(2) Represents the market price of a share of Chiquita Common Stock on the date of grant (calculated as the average of the high and low sales prices on the New York Stock Exchange).

(3) Subject to earlier termination in case of termination of employment.

(4) The grant date present value was calculated using the Black-Scholes option pricing model. The assumptions used in the model included
    (a) an expected Chiquita stock price volatility of 35%; (b) a risk-free interest rate of 4.8%; (c) a dividend yield of 1.5%; and (d) an expected option life of 8 years. In addition, the Black-Scholes model output was modified by a discount to reflect the risk of forfeiture (8% per year probability) due to restrictions on exercise of the option in accordance with the 10-year vesting provisions. Whether the assumptions used will prove accurate cannot be known at the date of grant. The actual value, if any, will depend on the market price of the Company's Common Stock on the date of exercise.


Option Exercises, Holdings and Year-end Values

    The following table provides information about stock option exercises during 1998 and reports the year-end value of stock options held by the Named Executive Officers.


              AGGREGATE OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES(1)

                                                Number of Securities
                                               Underlying Unexercised       Value of Unexercised
                                               Options at December 31,     In-the-Money Options at
                         Shares      Value             1998(#)(1)         December 31, 1998($)(1)(2)
                      Acquired on   Realized  __________________________  __________________________
        Name          Exercise (#)    ($)     Exercisable  Unexercisable  Exercisable  Unexercisable
____________________  ____________  ________  ___________  _____________  ___________  _____________

Carl H. Lindner           -0-          -0-       14,400        5,600          -0-           -0-
Keith E. Lindner          -0-          -0-        -0-          -0-            -0-           -0-
Steven G. Warshaw         -0-          -0-      245,250      474,750          -0-           -0-
Robert F. Kistinger       -0-          -0-      277,680      275,320          -0-           -0-
Anthony D. Battaglia      -0-          -0-       33,598       80,812          -0-           -0-
Robert W. Olson           -0-          -0-       34,200       95,800          -0-           -0-


(1) Does not include options granted in February 1999 which were based on performance in 1998.

(2) Value is calculated as the difference between the market price of the Common Stock on December 31, 1998 ($9.50 per share) and the exercise prices of the unexercised options.


Long-Term Incentive Plan Awards

    The following table contains information concerning the grant of long-term incentive awards to the Named Executive Officers based on their performance in 1998.


               LONG-TERM INCENTIVE PLAN AWARDS FOR 1998

                                                    Performance or
                          Number of Shares        Other Period Until
        Name          Units or Other Rights (#)  Maturation or Payout
____________________  _________________________  ____________________

Carl H. Lindner                 -0-                       -
Keith E. Lindner                -0-                       -
Steven G. Warshaw           10,702 shares                (1)
Robert F. Kistinger             -0-                       -
Anthony D. Battaglia            -0-                       -
Robert W. Olson                 -0-                       -


(1) Consists of a Performance Share Award of 10,702 shares of restricted Common Stock which will vest only if the average of the high and low sales prices of Chiquita Common Stock on the New York Stock Exchange achieves a price of at least $16 per share for each of 45 consecutive calendar days prior to February 3, 2009. Mr. Warshaw has no right to receive dividends or vote these shares prior to their vesting.



         REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is composed of Jean Head Sisco, William W. Verity and Oliver W. Waddell, who are independent outside directors. The Committee is charged with responsibility for reviewing the performance and establishing the individual compensation of the Company's executive officers ("Executive Officers"), including those named in the Summary Compensation Table, as well as approving the compensation of other key executives. The Committee also establishes general compensation policies and standards for reviewing management performance. In carrying out this function, the Committee ensures that the Company's compensation philosophy is appropriate to its business and is implemented effectively through its various policies and programs.

Compensation Philosophy

    The Company's compensation philosophy is to motivate and reward the achievement of long-term growth in shareholder value. To achieve this objective, the Company has adopted a program called the Total Compensation System which is designed to: (i) base cash and non-cash rewards on both individual and Company performance; (ii) encourage stock ownership in order to align the interests of management with those of shareholders; and (iii) emphasize the importance of management's commitment to the long-term success of the Company.

    The program has three basic elements of compensation -- base salary, bonus awards and stock options -- which are designed to attract, motivate and retain dedicated, talented people who are capable of achieving the Company's long-term objectives. These three elements of total compensation are reviewed annually in connection with the appraisal of each manager's performance against pre-established goals and objectives as well as the Company's performance during the year. The program is used to establish the total compensation of managers at many levels of the Company, including each of the Executive Officers, except for the Chief Executive Officer ("CEO") and the Vice Chairman of the Board, whose compensation is discussed below.

Compensation of Executive Officers Other Than the CEO and the Vice Chairman

    The primary factors considered by the Committee in establishing the total annual cash compensation (salary plus bonus award) of each Executive Officer except for the CEO and the Vice Chairman are: (i) the responsibilities of the position; (ii) the executive's potential impact on the annual financial and longer-term strategic results of the Company;
(iii) the long-term contributions of the executive; and (iv) the performance against pre-established annual objectives which emphasize business unit and/or total Company financial results.

    Base Salary. Base salaries are established according to each executive's position, responsibilities and long-term contribution. Base salaries are not necessarily adjusted annually but are adjusted only when the Committee, after soliciting the opinions of senior management, judges that an Executive Officer's responsibilities and/or long-term contribution have changed sufficiently to warrant a change in base salary.

    Bonus Awards. The Executive Officers' bonus awards are determined in accordance with the Company's Total Compensation Review Plan (the "TCR"), an annual cash bonus incentive plan which covers most management positions. Under the TCR, each management position has an annual target bonus which is expressed as a percentage of base salary and is principally determined according to the position's potential impact on Company results. Base salary and target bonus are coordinated so that the combined amount provides a total annual cash compensation level which, in the Committee's judgment, is appropriate for the position and the individual Executive Officer.

    Bonus awards are determined by measuring the Executive Officer's performance against annual objectives in the following three categories:
(i) Team Profit Achievement Objectives, which include return on investment or similar objectives for the relevant business unit(s); (ii) Individual Profit Achievement Objectives, which include cost, revenue, volume, and quality-related objectives appropriate to the individual; and (iii) Management Achievement, Strategy and Organization Development Objectives, which include development and implementation of business strategies and organizational effectiveness programs.

    Accomplishment of each objective is rated quantitatively and a weighted average overall performance rating is calculated. The overall performance rating indicates a range of percentages of target bonus for use in determining the actual bonus. For 1998, the actual bonus was approved by the Committee after consultation with and review of the recommendations of the President and Chief Operating Officer. Actual bonus awards may range from 0% of the target bonus (for overall performance which does not meet annual objectives) to 200% of target (for overall performance which far exceeds objectives). The TCR provides for payout of approximately 100% of target bonus if the overall annual performance objectives are met.

    Stock Options. Stock options are used to reward past performance and motivate future performance, especially long-term performance. Most stock options vest over a 10-year period with 9% exercisable immediately upon the grant date and an additional 9% exercisable on each anniversary of the grant until the tenth anniversary, when the final 10% becomes exercisable. The Company's standard options have a 20-year exercise period and are priced at the fair market value of the underlying Common Stock on the date of the grant. The unusually long vesting and exercise periods and market pricing are specifically intended to motivate management decisions which will be in the shareholders' best long-term interests and will assist in the retention of executive talent.

    Targets for stock option awards are based on the capital value of the grant (the number of stock options granted multiplied by the market price of the option) and are established as a percentage of the targeted total annual cash compensation (annual salary plus target bonus). Relating stock option award targets to the capital investment required to purchase an equivalent number of shares of stock is consistent with the Company's philosophy that management should be rewarded when it is successful in increasing the value of the Company's securities. Stock option award targets increase as the responsibility, base salary and target bonus of a position increase. The Company believes that market comparisons are not meaningful for the Company's stock option award targets because of the unusually long vesting and exercise periods of the Company's options.

    Actual stock option awards may be larger or smaller than award targets depending on a number of factors which are considered by the Committee, including: the Executive Officer's performance against annual objectives (described above under Bonus Awards); changes in responsibility; future potential; considerations relating to management succession; and the number of stock options awarded to the Executive Officer in prior years.

    Restricted Stock.    From time to time, the Company has augmented stock
option grants with awards of restricted stock to executives.   Restricted
stock grants are designed to enhance incentives directly linked to shareholder value.

Compensation of Chairman and Chief Executive Officer for 1998

    At the request of Carl H. Lindner, the Compensation Committee reduced his base salary during 1998 to $100,000 and did not award him a bonus or a stock option for 1998. In establishing Mr. Lindner's compensation for 1998, as in years past, the Committee considered the fact that Mr. Lindner had significant responsibilities as an executive officer of American Financial Group, Inc. ("AFG") and its subsidiaries and affiliates. Although Mr. Lindner devoted time to matters more directly related to other enterprises, the Committee believes that Mr. Lindner has fully and effectively discharged the responsibilities of his position with the Company to the Company's substantial benefit. As indicated elsewhere in this Proxy Statement, Mr. Lindner has a substantial shareholder interest in the Company both personally and through his ownership position in AFG.

    The Committee believes Mr. Lindner's strong leadership, guidance and direction to the Company since he became Chairman and Chief Executive Officer in 1984 have contributed to long-term growth in shareholder value, as demonstrated by the graph on page 19 showing the cumulative total shareholder return over the 14-year period from 1984 to 1998.
This cumulative return was achieved despite the severe burden on the Company caused by the effects of the European Union's ("EU") discriminatory banana import regime since 1992. Although the World
Trade Organization has ruled that the EU's banana import regime violates numerous international trade obligations, the EU had not reformed the regime as of the end of 1998.

Compensation of Vice Chairman for 1998

    In March 1997, Keith E. Lindner, President and Chief Operating Officer of the Company since 1989, assumed the new position of Vice Chairman of the Board. In that role, he has devoted his time principally to strategic issues and initiatives, as well as the ongoing operations of the Company. In 1998, the Committee acceded to Mr. Lindner's request that his annual base salary be reduced to $100,000 and that he not be awarded a bonus or stock options for 1998. As indicated elsewhere in this Proxy Statement, Mr. Lindner has a substantial shareholder interest in the Company through his ownership position in AFG.

Compensation of Other Executive Officers for 1998

    The base salaries of the Executive Officers named in the Summary Compensation Table remained the same in 1998 as in 1997 except for Anthony D. Battaglia whose salary was increased in 1998 in consideration of a substantial increase in his responsibilities.

    Target bonuses for 1998 for the Company's Executive Officers ranged from 40% to 100% of base salary. The overall performance for 1998 of each of the Executive Officers named in the Summary Compensation Table met or exceeded their total objectives. While the objectives and achievements were specific to each individual, they included: significantly increased net income for the year prior to the effects of Hurricane Mitch in late 1998; substantial cost reductions and improvements in operating efficiencies realized by the Chiquita Banana Group during 1998; and successful integration of the three vegetable canning companies acquired in 1997 and early 1998 with the Company's
previously owned canning operations.   The performance ratings for
these individuals produced 1998 bonuses ranging from 105% to 200% of target.

    The stock options and restricted stock granted to Executive Officers for 1998 performance were based on a number of factors specific to each individual, including: the stock option target award level; the individual's specific contributions during 1998 as well as long-term contributions to the Company; any increase or significant change in responsibilities; and the total number of shares covered by previous grants.

    The Committee did not use compensation surveys when determining the 1998 bonus, stock option and restricted stock awards to Executive
Officers, other than as background information.

Tax Deductibility of Executive Compensation

    Section 162(m) of the Internal Revenue Code prohibits the Company from taking an income tax deduction for any compensation paid to any Executive Officer in excess of $1 million per year unless the compensation qualifies as performance-based pay.

    Compensation received from the exercise of stock options awarded under the Company's stock option plans qualifies as performance-based compensation and is fully deductible by the Company. While the Company's TCR Bonus Plan does not meet all of the requirements for deductibility, the non-deductible amount of compensation paid to the Executive Officers in 1998 was not substantial and did not result in incremental cost to the Company because of tax loss carryovers otherwise available to it.

    The Committee believes that it would not be in the best interests of the Company or its shareholders to change its TCR Bonus Plan to meet the 162(m) requirements for deductibility at this time because it believes the TCR Bonus Plan is an effective means of delivering performance-based pay and it is the same plan used to determine the compensation of most managers within the Company. Thus, the Committee will continue to use the current system of managing the compensation of Executive Officers in 1999, but will continue to study the future consequences of compliance with Section 162(m).

                                  Compensation Committee:

                                       Jean Head Sisco
                                       William W. Verity
                                       Oliver W. Waddell


               COMMON STOCK PERFORMANCE GRAPHS

    The following performance graphs compare Chiquita's cumulative shareholder returns over a 5-year and 14-year period, assuming $100 invested at December 31, 1993 and December 31, 1984, respectively, in Chiquita Common Stock, in the Standard & Poor's 500 Stock Index, and in an industry group index of 17 other fruit and vegetable companies. The 14-year graph compares Chiquita's performance over the entire period since 1984, when the current management assumed responsibility for managing the Company. The calculation of total shareholder return is based on the increase in the price of the stock over the relevant period and assumes the reinvestment of all dividends. In addition, total return for the industry group index was weighted according to the market capitalization of each company at the beginning of each period.

    The industry group is composed of: The Albert Fisher Group PLC; Dean Foods Co.; Del Monte Royal Foods Ltd.; Dole Food Co., Inc.; Fresh America Corporation; Fresh Del Monte Produce Inc.; The Fresh Juice Company, Inc.; Fyffes PLC; Geest PLC; Northland Cranberries, Inc.; Odwalla, Inc.; Orange-Co., Inc.; Perkins Foods; Seneca Foods Corporation; Sylvan Foods Holdings, Inc.; Unimark Group, Inc.; and United Foods, Inc. Stokely USA, Inc. was removed from the industry group index as a result of Chiquita's acquisition of that company in 1998.

                   CHIQUITA BRANDS INTERNATIONAL, INC.
                   Cumulative Total Returns (1993-1998)

                      12/93  12/94  12/95  12/96  12/97  12/98
                      _____  _____  _____  _____  _____  _____
Chiquita               100    120    123    116    150     89
S&P 500                100    101    139    168    220    278
Fruit & Veg. Related   100     85     99    103    135    101

CHIQUITA BRANDS INTERNATIONAL, INC.
Cumulative Total Returns (1984-1998)

                      12/84 12/85 12/86 12/87 12/88 12/89 12/90 12/91 12/92 12/93 12/94 12/95 12/96 12/97 12/98
                      _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____
Chiquita               100   259   311   431   470   505   944  1,196  534   369   442   453   426   553    329
S&P 500                100   132   156   164   191   252   244    318  343   377   382   526   632   828  1,049
Fruit & Veg. Related   100   127   161   178   221   271   292    281  218   231   206   241   266   346    270

                           OTHER INFORMATION

Certain Transactions

    In 1998, the Company received payments from AAG of approximately $300,000 related to AAG's use of the Company's cafeteria. Prior to September 1996, AAG subleased office space from Chiquita. In September 1996, the Company obtained an early cancellation of its base lease in exchange for the Company and AAG entering into new, separate leases for the office space with a third party. Chiquita's lease costs under its new lease are less than they were under the old base lease. As consideration for AAG canceling the sublease, the Company agreed to reimburse AAG for the difference between AAG's rent under its new lease and the rent that it would have paid under the sublease through April 1998, the original expiration date of the sublease and the Company's base lease. These lease reimbursements totaled $287,000 in 1998, which represents the final amount to be reimbursed to AAG.

    During 1998, the Company paid approximately $94,000 to The
Cincinnatian Hotel, which is owned by a subsidiary of AFG, for room rentals and use of meeting facilities.

    During 1998, the Company paid approximately $113,000 to American Money Management Corporation, which is owned by a subsidiary of AFG, for use of its corporate aircraft.

    Chiquita believes the financial terms of the transactions described above were fair to Chiquita and were comparable to those that would apply to unrelated parties.

The Company's Independent Auditors

    The accounting firm of Ernst & Young LLP served as the Company's independent auditors for 1998. They also served as independent auditors for AFG and its subsidiaries. One or more representatives of Ernst & Young LLP will attend the Annual Meeting. They will be given the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.
No auditor has yet been selected for the current year, since it is Chiquita's practice to select its independent auditors after the Annual Meeting.

Deadline for Submitting Shareholder Proposals for the 2000 Annual
Meeting

    In order for shareholder proposals to be eligible for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting of Shareholders, they must be received by the Company before December 15, 1999. Any shareholder who intends to propose any other matter to be acted upon at the 2000 Annual Meeting must inform the Company of their intention to do so before February 28, 2000. If notice is not received by that date, then the persons named as proxies in the Company's Proxy Statement for the 2000 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any matter presented at the meeting without the matter being discussed in the proxy statement.

    Proposals and notices of other matters should be mailed to the attention of the Corporate Secretary of the Company at the Company's executive offices in Cincinnati, Ohio, as set forth below.

Requests for Form 10-K

    The Company's 1998 Annual Report to Shareholders has already been
mailed to you.   If you would like to receive a copy of the Company's
1998 Annual Report on Form 10-K that was filed with the Securities and Exchange Commission, we will send you one without charge. Please write to:

                    Chiquita Brands International, Inc.
                    Chiquita Center
                    250 East Fifth Street
                    Cincinnati, Ohio 45202
                    Attn:  Joseph W. Hagin II
                    Vice President, Corporate Affairs


                          By order of the Board of Directors,



                          Robert W. Olson
                          Senior Vice President, General Counsel
                            and Secretary

Cincinnati, Ohio
April 12, 1999

CHIQUITA BRANDS INTERNATIONAL, INC.
Proxy for Annual Meeting

Registration Name and Address
                                                                       P
                                                                       R
                                                                       O
                                                                       X
                                                                       Y

The undersigned hereby appoints Steven G. Warshaw and Robert W. Olson, or either of them, proxies of the undersigned, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all shares of Common Stock, $.01 par value, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held Wednesday, May 12, 1999 at 10:00 a.m., and any adjournment of such meeting.

The Board of Directors recommends a vote FOR the following:

Election of seven Directors:

   [  ]  FOR AUTHORITY to elect           [  ] WITHHOLD AUTHORITY
         the nominees listed below             to vote for all nominees
         (except those whose names             listed below
         have been crossed out)

             Carl H. Lindner      Jean Head Sisco      Oliver W. Wadell
             Keith E. Lindner     William W. Verity    Steven G. Warshaw
             Fred J. Runk

The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment of the meeting.

Dated _____________, 1999      Signature:__________________________________
                               Signature:__________________________________
                               (if held  Important:  Please sign exactly as
                                jointly) name(s) appears on this form
                                         indicating, where proper, official
                                         position or representative capacity.
                                         In the case of joint holders, all
                                         should sign.

TO VOTE YOUR SHARES, YOU MUST MARK, SIGN, DATE AND RETURN THIS PROXY CARD.

When properly signed, this proxy will be voted in the manner directed by the above signed shareholder(s). A properly signed proxy that gives no direction will be voted for the election of all nominees for Director.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
___________________________________________________________